UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Omega Healthcare Investors, Inc.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OMEGA HEALTHCARE INVESTORS, INC.
200 International Circle, Suite 3500
Hunt Valley, Maryland 21030
(410) 427-1700
_______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 7, 2012
________________

To our Stockholders:

The Annual Meeting of Stockholders of Omega Healthcare Investors, Inc. (“Omega” or the “Company”) will be held at the Company’s principal executive offices at 200 International Circle, Suite 3500, Hunt Valley, Maryland, on Thursday, June 7, 2012, at 10:00 A.M. EDT, for the following purposes:

1.	To elect two members to Omega’s Board of Directors;

2.	To ratify the selection of Ernst & Young LLP as our independent auditor for fiscal year 2012;

3.	To hold an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The nominees for election as directors are Thomas F. Franke and Bernard J. Korman, each of whom presently serves as a director of Omega.

Our Board of Directors has fixed the close of business on April 9, 2012 as the record date for the determination of stockholders who are entitled to notice of and to vote at our Annual Meeting or any adjournments or postponements thereof.

We are choosing to follow the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their stockholders primarily over the Internet. We believe this process helps to expedite stockholders’ receipt of proxy materials, lower the costs of the meeting and conserve natural resources.  On or about April 25, 2012, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”), which contained instructions on how to access our 2012 Proxy Statement and Annual Report to Stockholders for fiscal year 2011 and how to vote.  The Notice also included instructions on how to receive a paper copy of the proxy materials, including the meeting notice, 2012 Proxy Statement and proxy card.

We encourage you to attend our Annual Meeting.  Whether you are able to attend or not, we urge you to indicate your vote (i) FOR the election of directors, (ii) FOR the ratification of the selection of Ernst & Young LLP as our independent auditor and (iii) FOR the approval of the Company’s executive compensation in an advisory vote by following the instructions for voting on the Notice, or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described in the proxy statement.  If you attend the meeting, you may vote in person even if you have previously mailed a proxy card or otherwise submitted a vote by Internet or telephone voting.

By order of Omega’s Board of Directors,

/s/ C. Taylor Pickett
C. Taylor Pickett
Chief Executive Officer

April 23, 2012
Hunt Valley, Maryland

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, please vote by (1) using the Internet website shown on the Notice, (2) using the Internet website or toll-free telephone number shown on the proxy card (if included), or (3) completing, signing, dating and mailing the proxy card (if included) promptly in the enclosed envelope. It is important that you return the proxy card (if included) or otherwise submit a vote on the Internet or by telephone promptly whether or not you plan to attend the meeting, so that your shares are properly voted.

If you hold shares through a broker, bank or other nominee (in “street name”), you may receive a separate voting instruction form, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

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OMEGA HEALTHCARE INVESTORS, INC.

200 International Circle, Suite 3500
Hunt Valley, Maryland 21030
(410) 427-1700

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
June 7, 2012

The accompanying proxy is solicited by the Board of Directors to be voted at the Annual Meeting of Stockholders of Omega Healthcare Investors, Inc. to be held at the Company’s principal executive offices at 200 International Circle, Suite 3500, Hunt Valley, Maryland, at 10:00 A.M. EDT on Thursday, June 7, 2012, and any adjournments or postponements of the meeting.

This Proxy Statement, and our Annual Report to Stockholders for fiscal year 2011, which includes our Annual Report on Form 10-K filed with the SEC on February 27, 2012, are available electronically at www.proxyvote.com.

RECORD DATE

           Our Board of Directors has fixed April 9, 2012, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.  As of the close of business on the record date, there were 105,512,351 shares of our common stock, par value $0.10 per share, outstanding and entitled to vote.

As of the record date, our directors and executive officers beneficially owned 1,907,207 shares of our common stock (representing 1.8% of the votes entitled to be cast at the meeting).

QUORUM AND VOTING

           Quorum.  Holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting as of the record date must be present in person or represented by proxy at the Annual Meeting to constitute a quorum for the conduct of business at the Annual Meeting.  Proxies marked as abstaining and “broker non-votes” will be treated as shares present for purposes of determining the presence of a quorum.

Voting.   We are choosing to follow SEC rules that allow companies to furnish proxy materials to stockholders over the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice also instructs you on how to submit your proxy over the Internet.  If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials in the Notice. We plan to mail the Notice to stockholders by April 25, 2012.

Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.  We urge stockholders to vote promptly either by:

• Online Internet Voting:  Go to www.proxyvote.com and follow the instructions
• By Telephone:  Call toll-free 1-800-690-6903 and follow the instructions
• By Mail:  Complete, sign, date and return your proxy card in the enclosed envelope.

If your shares are held in “street name,” the availability of telephone and internet voting will depend on the voting processes of the applicable bank or brokerage firm; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or brokerage firm.

If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board of Directors, as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.

Ability to Revoke Proxies.  A stockholder voting by proxy has the power to revoke it at any time before it is exercised.  A proxy may be revoked by filing with our Secretary (i) a signed instrument revoking the proxy or (ii) a duly executed proxy bearing a later date.  A proxy also may be revoked if the person executing the proxy is present at the meeting and elects to vote in person.  If the proxy is not revoked, it will be voted by those named in the proxy.

Broker Non-Votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.

The vast majority of our stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•
Stockholder of Record — If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•
Beneficial Owner — If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered, with respect to those shares, the “beneficial owner.” As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, and you also are invited to attend the Annual Meeting in person. Because a beneficial owner is not the stockholder of record, however, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

In previous years, under applicable SEC and New York Stock Exchange (“NYSE”) rules, your broker had discretionary authority to vote your shares “for” or “against” the election of directors without direction from you. Due to changes in applicable SEC and NYSE rules, your broker may no longer vote your shares in director elections unless you have specifically directed him or her to do so.

It is imperative that each stockholder instruct his/her/its broker on how to vote on the issues presented for consideration. Brokers who do not receive instructions are entitled to vote those shares ONLY with respect to the ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2012, but not with respect to any other matter to be presented at the Annual Meeting, including the election of directors or the advisory vote regarding executive compensation.

VOTES REQUIRED

Election of Directors.  You may vote “FOR” or “WITHHELD” with respect to each nominee for the Board of Directors.  Because the election of directors is not a contested election, each director will be elected by the vote of the majority of the votes cast. A “contested election” means an election in which the number of candidates exceeds the number of directors to be elected.  A “majority of the votes cast” means that the number of the votes cast “for” a director exceeds the number of votes “withheld.” Abstentions and broker non-votes, if any, will have no effect on the outcome of the election of directors.

Ratification of Selection of Ernst & Young LLP as Our Independent Auditor.  The ratification of the selection of Ernst & Young LLP as our independent auditor for fiscal year 2012 will require the affirmative vote of a majority of the votes cast by all stockholders. Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

Advisory Vote on Executive Compensation. The approval, on an advisory basis, of the compensation of our named executive officers will be decided by a majority of the votes cast by all stockholders.  Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.  This vote on executive compensation is not binding on the Board of Directors or the Company.  Our Board of Directors, however, will consider the results of the vote when considering future executive compensation arrangements.

PROPOSAL 1 — ELECTION OF DIRECTORS

Director Nominees and Voting Requirements

Our Board of Directors currently consists of six members.  Pursuant to our Charter, the directors have been divided into three groups.  At this year’s Annual Meeting, two directors will be elected by the holders of our common stock to hold office for a term of three years or, in each case, until their respective successors have been duly elected and qualified.

Our Nominating and Corporate Governance Committee of the Board of Directors has nominated Thomas F. Franke and Bernard J. Korman for election as directors.

Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy card intend to vote FOR the election of the nominees named above to hold office for the term indicated above or until their respective successors have been duly elected and qualified.

If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may (unless the proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of the proxies.  In no event would the proxy be voted for more than two nominees.

Your broker may not vote your shares in the election of directors unless you have specifically directed your broker how to vote your shares.  As a result, we urge you to instruct your broker how to vote your shares.

Information Regarding Directors

Information about each director nominee, and the other individuals who currently serve on our Board of Directors, is set forth below.  Individuals not standing for election at the Annual Meeting are presented under the heading “Continuing Directors.”

Director Nominees

Director (age as of April 19)	Year First Became a Director	Business Experience During Past 5 Years	Term to Expire in

Thomas F. Franke (82)	1992
Mr. Franke brings to our Board years of experience in the operation of real estate companies, including long-term care providers.  Mr. Franke is Chairman and a principal owner of Cambridge Partners, Inc., an owner, developer and manager of multifamily housing in Grand Rapids, Michigan. He is also a principal owner of Laurel Healthcare (a private healthcare firm operating in the United States) and is a principal owner of Abacus Hotels LTD. (a private hotel firm in the United Kingdom). Mr. Franke was a founder and previously a director of Principal Healthcare Finance Limited and Omega Worldwide, Inc.

			2015
Bernard J. Korman (80)	1993
Mr. Korman brings to our Board extensive experience in healthcare, experience as a director of a real estate investment trust (“REIT”), and experience as a chairman from his former role as chairman of Pep Boys. Mr. Korman has served as Chairman of the Board since March 8, 2004. Mr. Korman served as Chairman of the Board of Trustees of Philadelphia Health Care Trust, a private healthcare foundation, from December 1995 to June 30, 2010. Mr. Korman is also a director of The New America High Income Fund, Inc. (NYSE:HYB) (financial services) and a past director of Medical Nutrition USA, Inc. (OTC:MDNU.OB) (develops and distributes nutritional products) and NutraMax Products, Inc. (OTC:NUTP) (consumer health care products). He was formerly President, Chief Executive Officer and Director of MEDIQ Incorporated (OTC:MDDQP) (health care services) from 1977 to 1995. Mr. Korman served as a trustee of Kramont Realty Trust (NYSE:KRT) (a REIT) from June 2000 until its merger in April 2005. Mr. Korman also served as a director of The Pep Boys, Inc. (NYSE:PBY) and as The Pep Boys, Inc.’s Chairman of the Board from May 28, 2003 until his retirement from such board in September 2004. Mr. Korman was previously a director of Omega Worldwide, Inc.

			2015

-6/7-

Continuing Directors

Director (age as of April 19)	Year First Became a Director	Business Experience During Past 5 Years	Term to Expire in

Edward Lowenthal (67)	1995
Mr. Lowenthal brings to our Board years of experience in the development and operation of real estate. Mr. Lowenthal also serves as  non-executive Chairman of REIS, Inc. (a public provider of real estate market information and valuation technology) (NASDAQ:REIS), and as a director of American Campus Communities (NYSE:ACC) (a public developer, owner and operator of student housing at the university level), and Desarrolladora Homex (NYSE: HXM) (a Mexican homebuilder) and serves as a trustee of the Manhattan School of Music. From January 1997 to March 2002, Mr. Lowenthal served as President and Chief Executive Officer of Wellsford Real Properties, Inc. (a real estate merchant bank) and was President of the predecessor of Wellsford Real Properties, Inc. since 1986.  He is co-founder of Wellsford Strategic Partners, a private real estate investment company and is non-executive Chairman of Tiburon Lockers, Inc., a private rental locker company.

			2013

Stephen D. Plavin (52)	2000
Mr. Plavin brings to our Board management experience in the banking and mortgage-based REIT sector, as well as significant experience in real estate capital markets transactions. Mr. Plavin is the Chief Executive Officer and a director of Capital Trust, Inc., (NYSE:CT) a New York City-based mortgage REIT and investment management company. He has served as CEO of Capital Trust since 2009.  From 1998 until 2009, Mr. Plavin was Chief Operating Officer of Capital Trust and was responsible for all of the lending, investing and portfolio management activities of Capital Trust, Inc. Prior to that time, Mr. Plavin was employed for 14 years with Chase Manhattan Bank and its securities affiliate, Chase Securities Inc.  Mr. Plavin held various positions within the real estate finance unit of Chase, including: portfolio management, as well as the management of: loan origination and execution, loan syndications, banking services and real estate owned sales. He served as managing director responsible for real estate client management for Chase’s major real estate relationships and in 1997 he became co-head of global real estate for Chase.  Mr. Plavin is also a director of WCI Communities, a privately-held developer of residential communities.

			2013

Harold J. Kloosterman (70)	1992
Mr. Kloosterman brings to our Board years of experience in the development and management of real estate. Mr. Kloosterman has served as President since 1985 of Cambridge Partners, Inc., a company he formed in 1985.  He has been involved in the development and management of commercial, apartment and condominium projects in Grand Rapids and Ann Arbor, Michigan and in the Chicago area.  Mr. Kloosterman was formerly a Managing Director of Omega Capital from 1986 to 1992.  Mr. Kloosterman has been involved in the acquisition, development and management of commercial and multifamily properties since 1978. He has also been a senior officer of LaSalle Partners, Inc. (now Jones Lang LaSalle).

			2014

C. Taylor Pickett (50)	2002
As Chief Executive Officer of our Company, Mr. Pickett brings to our Board a depth of understanding of our business and operations, as well as financial expertise in long-term healthcare services, mergers and acquisitions.  Mr. Pickett has served as the Chief Executive Officer since June 2001.  Prior to joining our Company, Mr. Pickett served as the Executive Vice President and Chief Financial Officer from January 1998 to June 2001 of Integrated Health Services, Inc., a public company specializing in post-acute healthcare services.  He also served as Executive Vice President of Mergers and Acquisitions from May 1997 to December 1997 of Integrated Health Services.  Prior to his roles as Chief Financial Officer and Executive Vice President of Mergers and Acquisitions, Mr. Pickett served as the President of Symphony Health Services, Inc. from January 1996 to May 1997.
			2014

Recommendation

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Franke and Korman.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our capital stock as of April 9, 2012 for:

•	each of our directors and the named executive officers appearing in the table under “Executive Compensation —Summary Compensation Table” included elsewhere in this Proxy Statement; and

•	all persons known to us to be the beneficial owner of more than 5% of our outstanding common stock.

Beneficial ownership of our common stock, for purposes of this Proxy Statement, includes shares of our common stock as to which a person has voting and/or investment power.  The number of shares shown in the table below includes shares of restricted stock as reported in the footnotes below because the holders have the right to vote restricted stock.  Except for shares of restricted stock as to which the holder does not have investment power until vesting and as indicated in the footnotes, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable.  The business address of the directors and executive officers is 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030.  As of April 9, 2012, there were 105,512,351 shares of our common stock outstanding and no preferred stock.

	Number of
	Shares of
	Common Stock
	Beneficially		Percent
Beneficial Owner	Owned		of Class
Daniel J. Booth	247,839	(1)	0.2%
R. Lee Crabill	95,933	(2)	*
Thomas F. Franke	99,985	(3)	*
Harold J. Kloosterman	42,329	(4)	*
Bernard J. Korman	640,138	(5)	0.6%
Edward Lowenthal	36,532	(6)	*
C. Taylor Pickett	447,412	(7)	0.4%
Stephen D. Plavin	54,437	(8)	*
Michael D. Ritz	26,420	(9)	*
Robert O. Stephenson	216,182	(10)	0.2%
Directors and executive officers
as a group (10 persons)	1,907,207		1.8%

5% Beneficial Owners:
Vanguard Group, Inc.	11,033,557	(11)	10.5%
BlackRock, Inc.	9,649,173	(12)	9.1%
Morgan Stanley Investment Management	6,232,615	(13)	5.9%
Vanguard Specialized Funds - Vanguard REIT Index Fund	5,713,680	(14)	5.4%

*Less than 0.10%

(1) Includes 99,396 shares of restricted stock, subject to forfeiture until vested.
(2) Includes 53,748 shares of restricted stock, subject to forfeiture until vested.
(3) Includes (a) 47,141 shares owned by a family limited liability company (Franke Family LLC) of which Mr. Franke is a member and (b) 6,000 shares of restricted stock, subject to forfeiture until vested.

(4) Includes (a) shares owned jointly by Mr. Kloosterman and his wife, and 2,558 shares held solely in Mr. Kloosterman’s wife’s name and (b) 6,000 shares of restricted stock, subject to forfeiture until vested.  Does not include 16,972 deferred common stock units, which represent the deferral of director stock grants under the Company’s Deferred Stock Plan.  The deferred common stock units will not be converted into shares until certain events or dates as specified in the Deferred Stock Agreement.

(5) Includes (a) 5,574 shares held in Mr. Korman’s wife’s name and (b) 6,999 shares of restricted stock, subject to forfeiture until vested.
(6) Includes 6,000 shares of restricted stock, subject to forfeiture until vested.
(7) Includes 176,462 shares of restricted stock, subject to forfeiture until vested.
(8) Includes 6,000 shares of restricted stock, subject to forfeiture until vested.
(9) Includes 13,613 shares of restricted stock, subject to forfeiture until vested.
(10) Includes 75,074 shares of restricted stock, subject to forfeiture until vested.
(11) Based on a Schedule 13 G/A filed by The Vanguard Group, Inc. on February 8, 2012. The Vanguard Group, Inc. is located at 100 Vanguard Blvd. Malvern, PA 19355.  Includes 149,239 shares of common stock over which The Vanguard Group Inc. has sole voting power or power to direct the vote.

(12) Based on a Schedule 13 G/A filed by BlackRock Inc. on February 9, 2012. BlackRock Inc. is located at 40 East 52nd Street New York, New York 10022.  Includes 9,649,173 shares of common stock over which BlackRock Inc. has sole voting power.

(13) Based on a Schedule 13G filed by Morgan Stanley, on February 8, 2012.  Morgan Stanley is located at 1585 Broadway New York, New York 10036.  Includes 5,779,480 shares of common stock over which Morgan Stanley has sole voting power.

(14) Based on a Schedule 13G/A filed by Vanguard Specialized Funds – Vanguard REIT Index Fund on January 27, 2012.  Vanguard Specialized Funds – Vanguard REIT Index Fund is located at 100 Vanguard Blvd. Malvern, PA 19355.  Includes 5,713,680 shares of common stock over which Vanguard Specialized Funds has sole voting power.

-10/11-

DIRECTORS AND OFFICERS OF OUR COMPANY

Board of Directors and Committees of the Board

The members of the Board of Directors on the date of this Proxy Statement and the Committees of the Board on which they serve are identified below.

Director	Board	Audit Committee	Compensation Committee	Investment Committee	Nominating and Corporate Governance Committee
Thomas F. Franke	Member		Chairman		Member
Harold J. Kloosterman	Member	Member	Member	Chairman	Chairman
Bernard J. Korman	Chairman		Member	Member	Member
Edward Lowenthal	Member	Member	Member		Member
C. Taylor Pickett	Member			Member
Stephen D. Plavin	Member	Chairman	Member		Member

The Board of Directors held ten meetings during 2011.  All members of the Board of Directors attended more than 75% of the Board of Directors or Committee meetings held during 2011.  Mr. Korman, as Chairman of the Board, presides over any meeting, including regularly scheduled executive sessions of the non-management directors. If Mr. Korman is not present at such a session, the presiding director is chosen by a vote of those present at the session. Except for Mr. Pickett, all of the members of the Board of Directors meet the NYSE listing standards for independence.  While the Board of Directors has not adopted any categorical standards of independence, in making these independence determinations, the Board of Directors noted that no director other than Mr. Pickett (a) received direct compensation from our Company other than director annual retainers and meeting fees, (b) had any relationship with our Company or a third party that would preclude independence or (c) had any material business relationship with our Company and its management, other than as a director of our Company.  Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meets the NYSE listing standards for independence.  While we invite our directors to attend our Annual Meeting of Stockholders, we currently do not have a formal policy regarding director attendance.  Mr. Pickett was the only director who attended the Annual Meeting last year.

Board Leadership Structure and Risk Oversight

Since 2001, an independent non-employee director has served as the Chairman of the Board of Directors, rather than our Chief Executive Officer.  We separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the difference between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day management and operations of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, and sets the agenda for and presides over meetings of the Board.

The Board of Directors, as a whole and at the committee level, plays an important role in overseeing the management of risk.  Management is responsible for the identifying the significant risks facing the Company, implementing risk management strategies that are appropriate for the Company’s business and risk profile, integrating consideration of risk and risk management into the Company’s decision-making process and communicating information with respect to material risks to the Board or the appropriate committee.

Portfolio and investment risk is one of the principal risks faced by the Company.  We manage portfolio and investment risk by, among other things, seeking Investment Committee and/or Board approval for new investments over designated thresholds and providing detailed underwriting information on such proposed investments to the Investment Committee or the Board, as the case may be. In addition, our full Board regularly reviews the performance, credit information and coverage ratios of our operators.

Consistent with the rules of the NYSE, the Audit Committee provides oversight with respect to risk assessment and risk management, the Company’s financial statements and internal control over financial reporting.  The Compensation Committee reviews risks associated with the Company’s compensation plans and arrangements.  While each committee monitors certain risks and the management of such risks, the full Board is regularly informed about such matters. The full Board generally oversees risk and risk management issues otherwise arising in the Company’s business and operations.

Audit Committee

The Audit Committee met five times in 2011. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the financial information to be provided to stockholders and the SEC; (ii) the system of internal controls that management has established; and (iii) the external independent audit process.  In addition, the Audit Committee selects our Company’s independent auditors and provides an avenue for communication between the independent auditors, financial management and the Board of Directors.

Each of the members of the Audit Committee is independent and financially literate, as required of audit committee members by the NYSE.  The Board of Directors has determined that Mr. Plavin is qualified to serve as an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.  The Board of Directors made a qualitative assessment of Mr. Plavin’s level of knowledge and experience based on a number of factors, including his formal education and his experience as Chief Executive Officer of Capital Trust, Inc., a New York City-based mortgage REIT and investment management company, where he is responsible for all management activities.  Additionally, Mr. Plavin holds an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Compensation Committee

The Compensation Committee has responsibility for the compensation of our key management personnel and administration of our equity incentive plans.  During 2011, the Compensation Committee met five times.  The responsibilities of the Compensation Committee are more fully described in its Charter, which is available on our website at www.omegahealthcare.com.

Investment Committee

The Investment Committee works with management to develop strategies for growing our portfolio and has authority to approve investments up to established thresholds.  The Investment Committee met five times during 2011.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met three times during 2011 and has responsibility for identifying potential nominees to the Board of Directors and reviewing their qualifications and experience.  The process for identifying and evaluating nominees to the Board is initiated by identifying candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board of Directors and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm.  Nominees for director are selected based on their depth and breadth of experience, industry experience, financial background, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to director duties, among other criteria. The Company does not have a policy with regard to consideration of diversity in identifying nominees, and historically diversity has not been a material factor in selecting nominees to the Board.  The Nominating and Corporate Governance Committee also develops and implements policies and practices relating to corporate governance.

The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees as director.  Any such nomination should be submitted to the Nominating and Corporate Governance Committee through our Secretary in accordance with the procedures and time frame described in our Bylaws and as set forth under “Stockholder Proposals” below.

Communicating with the Board of Directors and the Audit Committee

The Board of Directors and our Audit Committee have established procedures to enable anyone who has a concern about our conduct, or any employee who has a concern about our accounting, internal controls or auditing matters, to communicate that concern directly to the non-management members of the Board of Directors or the Audit Committee, as applicable.  These communications may be confidential or anonymous and may be submitted in writing or through the Internet.  The employees have been provided with direct and anonymous access to each of the members of the Audit Committee.  Our Company’s Code of Business Conduct and Ethics (“Code of Ethics”) prohibits any employee of our Company from retaliating or taking adverse action against anyone raising or helping resolve a concern about our Company.

Interested parties may contact our non-management directors by writing to them at our headquarters:  Omega Healthcare Investors, Inc., 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030, or by contacting them through our website at www.omegahealthcare.com.  Communications addressed to the non-management members of the Board of Directors will be reviewed by our corporate communications liaison, which is our outside legal counsel, and will be directed to the appropriate director or directors for their consideration.  The corporate communications liaison may not “filter out” any direct communications from being presented to the non-management members of the Board of Directors and Audit Committee members without instruction from the directors or committee members.  The corporate communications liaison is required to maintain a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications.  Such record will include the name of the addressee, the disposition by the corporate communications liaison and, in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The corporate communications liaison is required to provide a copy of any additions to the record upon request of any member of the Board of Directors.

Policy on Related Party Transactions

We have a written policy regarding related party transactions under which we have determined that we will not engage in any purchase, sale or lease of property or other business transaction in which our officers or directors have a direct or indirect material interest without the approval by resolution of a majority of those directors who do not have an interest in such transaction. It is generally our policy to enter into or ratify related party transactions only when our Board of Directors, acting through our Audit Committee, determines that the related person transaction in question is in, or is not inconsistent with, our best interests and the interests of our stockholders.

As part of our acquisition of entities owning 143 skilled nursing facilities from CapitalSource Inc., in June 2010 we acquired entities owning two skilled nursing facilities with existing leases in place to Laurel Heath Care Management Company (“Laurel”).  Thomas F. Franke, a member of our Board of Directors, is the Chairman Emeritus of Laurel and owns approximately 0.5% of Laurel.  Mr. Franke’s son is a member of the board of directors of Laurel, and his children, their spouses, and his grandchildren, together with trusts for their benefit, beneficially own approximately 38% of Laurel.  Our lease with Laurel provides for annual rent of approximately $1.0 million and expires in April 2015.

Code of Business Conduct and Ethics

We have adopted a written Code of Ethics that applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.  A copy of our Code of Ethics is available on our website at www.omegahealthcare.com, and print copies are available upon request without charge.  You can request print copies by contacting our Chief Financial Officer in writing at Omega Healthcare Investors, Inc., 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030, or by telephone at 410-427-1700.  Any amendment to our Code of Ethics or any waiver of our Code of Ethics will be disclosed on our website at www.omegahealthcare.com promptly following the date of such amendment or waiver.

Corporate Governance Materials

The Corporate Governance Guidelines, Code of Ethics and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available free of charge through our website at www.omegahealthcare.com and are available in print to any stockholder who requests them.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis (“CD&A”) addresses the following topics:

•	the members and role of our Compensation Committee (the “Committee”);

•	our compensation-setting process;

•	our philosophy and objectives regarding executive compensation;

•	the components of our executive compensation program; and

•	our compensation decisions for fiscal years 2011 and the 2011-2014 performance period.

The Compensation Committee

Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman, Edward Lowenthal and Stephen D. Plavin are the members of the Committee. Mr. Franke is the Chairman of the Committee. Each member of the Committee qualifies as an independent director under the NYSE listing standards and under our Board of Directors’ standards of independence.

The Committee’s responsibilities and function are governed by its charter, which the Board of Directors has adopted and a copy of which is available at our website at www.omegahealthcare.com.  The Committee determines the compensation of our executive officers and reviews with the Board of Directors all aspects of compensation for our executive officers.  The Committee also periodically reviews the compensation of our directors and makes recommendations regarding possible adjustments for consideration by the Board of Directors.  To the extent not otherwise inconsistent with its obligations and responsibilities, the Committee may form subcommittees (which shall consist of one or more members of the Committee) and delegate authority to such subcommittees as it deems appropriate.  The Committee reports to the Board of Directors as it deems appropriate and as the Board of Directors may request.

The Committee is also responsible for the following activities in addition to the other activities listed in the Committee’s charter:

•
determining and approving the compensation for the Chief Executive Officer and our other named executive officers following an evaluation of their performance in respect of goals and objectives established by the Committee and such other factors as the Committee deems appropriate;

•
reviewing and recommending for the Board of Directors’ approval (or approving, where applicable) the adoption and amendment of our director and executive officer incentive compensation and equity-based plans;

•	administering our incentive compensation and equity-based plans and approving such awards thereunder as the Committee deems appropriate;

•	reviewing and monitoring succession plans for the Chief Executive Officer and our other senior executives;

•
preparing, reviewing and discussing with management the CD&A required by SEC rules and regulations, recommending to the Board of Directors whether the CD&A should be included in our proxy statement or other applicable SEC filings;

•	overseeing and administering any employment agreements, severance agreements or change of control agreements that are entered into between us and any executive officer; and

•
performing such other activities consistent with its charter, our Bylaws, governing law, the rules and regulations of the NYSE and such other requirements applicable to us as the Committee or the Board of Directors deems necessary or appropriate.

    Committee Meetings

The Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee met five times during the year ended December 31, 2011, following a comprehensive review and restructuring of our compensation program involving 19 meetings of the Compensation Committee in 2010. The Chairman of the Committee works, from time to time, with the Chief Executive Officer and other members of the Committee to establish the agenda for the Committee’s meetings. The Committee meets in one or more executive sessions each year to evaluate the performance of our named executive officers, to determine their bonuses for the prior year, to establish bonus metrics for the current year, to set salaries for the current year and to approve any grants of equity incentive compensation, as the case may be.  Additionally, the Committee meets with Omega’s legal counsel and from time to time with other outside advisors as the Committee determines appropriate.

The Committee receives and reviews materials in advance of its meetings. These materials include information that management believes will be helpful to the Committee as well as materials that the Committee may from time to time request. Depending upon the agenda for the particular meeting, these materials may include, among other things:

•	reports from compensation consultants or legal counsel;

•
a comparison of the compensation of our executives and directors to our competitors prepared by members of the Committee, by management at the Committee’s request or by a compensation consultant engaged by the Committee;

•	financial reports on year-to-date performance versus budget and compared to prior year performance, as well as other financial data regarding us and our performance;

•	reports on our strategic plan and budget for future periods;

•	information on the executive officers’ stock ownership and holdings of options, performance restricted stock units (“PRSUs”) and other equity-based incentives; and

•	reports on the levels of achievement by each named executive officer of individual and corporate objectives.

    Committee Advisors

The Compensation Committee charter grants the Committee the sole and direct authority to engage and terminate advisors and compensation consultants and to approve their fees and retention terms. These advisors and consultants report directly to the Committee, and we are responsible for paying their fees.

In 2010, in connection with a comprehensive review of the compensation system for our named executive officers and our directors, the Compensation Committee engaged FPL Associates, L.P. (“FPL”) as a consultant to the Committee.   FPL has not performed any work for us other than work for which it was engaged by the Committee. During early 2010, FPL presented to the Committee FPL’s analysis that included, but was not limited to, recommendations regarding the composition of a peer group of companies that would be the basis for a benchmarking evaluation of the Company’s compensation programs, the status of our current compensation program as compared to those of our peer companies, the methodologies behind the research and analysis it used to prepare the comparisons, the techniques it used to standardize the compensation programs of peer companies in order to permit more accurate comparisons against our programs and a proposed plan covering all aspects of the compensation for our named executive officers. The Committee also requested that FPL evaluate our director compensation program (benchmarked against our peer companies) and prepare a proposal with respect to compensation for our directors in 2010.

Based on the analysis provided by FPL in 2010 and with the input of the members of the Committee, the Committee determined that the group of peer companies upon which FPL’s analysis would be benchmarked would consist of  BioMed Realty Trust, Corporate Office Properties Trust Inc., Digital Realty Trust, Inc., Entertainment Properties Trust, Health Care REIT, Inc., Healthcare Realty Trust, LTC Properties, Inc., Medical Properties Trust Inc., Nationwide Health Properties, Inc., National Retail Properties, Inc., Realty Income Corporation and Ventas, Inc. These companies were selected based on several criteria including, but not limited to, asset focus (healthcare and/or triple net lease companies), size (taking into consideration the effect on the Company of the CapitalSource transaction and defined by market capitalization, portfolio size and/or the number of employees) and performance (emphasizing total shareholder return). Analyses performed included a comparison of salaries, annual bonus programs, short term equity based incentive compensation and multi-year equity based incentive compensation of comparable officers for each company as well as total compensation over a three-year period as compared to total shareholder return generated over such period.

The Committee regularly reviews executive compensation to ensure that its compensation goals and objectives are being met.  The Committee has historically engaged in a comprehensive review approximately every three years in connection with establishing the performance goals for multi-year incentive awards and implementing new employment agreements with our named executive officers.  Our Chief Executive Officer meets with the Committee at least annually and upon the Committee’s request to provide information to the Committee regarding management’s views regarding its performance as well as other factors the Chief Executive Officer believes should impact the compensation of our executive officers.  In addition, the Chief Executive Officer provides recommendations to the Committee regarding the compensation for each of the named executive officers and the business and performance targets for incentive awards and bonuses.

Compensation Policy and Objectives

Our executive compensation programs are designed to attract and retain the highest quality executive talent possible and, more importantly, to provide meaningful incentives for our executives to strive to enhance shareholder value over both near and longer term periods in a manner that balances potentially competing incentives that could create risk.  The Committee’s executive compensation philosophy is based on three fundamental principles:  (i) all compensation should be referenced and validated based primarily on an analysis of the practices of our peer group as well as industry surveys, (ii) compensation grants and changes to compensation should be performance and responsibility based and (iii) if the Company’s financial and operational performance exceeds peer group and industry performance levels, the compensation of our named executive officers (for all of the incentive components of compensation discussed below) should be targeted at the 75th percentile of the peer group utilized by the Committee (although the actual compensation on an individual basis often falls below, and can sometimes exceed, such 75th percentile).

In addition to the foregoing, the policy and the guidelines followed by the Committee historically have been directed toward providing compensation and incentives to our executive officers in order to achieve the following objectives:

•	reward performance and initiative;

•	be competitive with other healthcare REITs viewed as competitors for executive talent;

•
be significantly related to accomplishments and our short-term and long-term successes, particularly measured in terms of growth in adjusted funds from operations on a per share basis and total shareholder return;

•	structure incentive programs utilizing various performance metrics to minimize the potential for risk associated with over-weighting any particular performance metric;

•	align the interests of our executive officers with the interests of our stockholders; and

•	encourage and facilitate our executives’ ability to achieve meaningful levels of ownership of our stock.

The Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s annual meeting of stockholders held on June 2, 2011, approximately 99% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee considered these results and believes the voting results reflect strong stockholder support for the Company’s approach to executive compensation.  As such, the Company did not materially change its approach to executive compensation in 2011. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Employment Agreements

In September 2010, the Committee and the Board of Directors approved new employment agreements with each of C. Taylor Pickett, Daniel J. Booth, Robert O. Stephenson, R. Lee Crabill and Michael D. Ritz, which were each executed on October 22, 2010.  Pursuant to the employment agreements, our five senior executives have similarly structured compensation plans consisting of base salary, annual cash bonus, time-vested restricted stock and performance restricted stock units that are earned to the extent we achieve certain performance hurdles for the years ended 2011 through 2013.  All of the employment agreements expire on December 31, 2013. See “Compensation and Severance Agreements” at pages 30-33.

Elements of Compensation

Annual Base Salary

Our approach to base compensation levels has been to offer competitive salaries in comparison with prevailing market practices for comparable positions at our peer group companies.  The employment agreements for each of the executive officers established a base annual salary in 2010 and provided that the base salary would be reviewed on an annual basis to determine if increases are warranted; provided, however that the employment agreement for Mr. Stephenson specifies  annual increases for 2011 and 2012; the employment agreement for Mr. Crabill specifies annual increases for 2011 to 2013, and the employment agreement for Mr. Ritz specified an annual increase for 2011.

The Committee evaluates and establishes the executive officers’ annual base salaries in connection with its annual review of management’s performance and based on input from our Chairman of the Board and our Chief Executive Officer. In undertaking the annual review, the Committee considers the decision-making responsibilities of each position and the experience, work performance and team-building skills of each incumbent officer, as well as our overall performance and the achievement of our strategic objectives and budgets.  The Committee generally views work performance as the single most important measurement factor, followed by team-building skills and decision-making responsibilities.

As noted above, the Committee generally targets base salaries, short term incentive and multi-year incentives for named executive officers at the 75th percentile when financial and operational performance exceeds peer group and industry results.  The Committee also reviews internal pay equity in the context of the target percentile objectives when making base salary decisions, although neither internal equity nor any percentile target is a dispositive factor.  The Committee also considers the effect of increasing base salary on other aspects of the overall compensation program.  As a result of the analysis by FPL of base salaries for comparable positions among our peer group companies, as well as the analysis of Omega’s financial and operating performance during 2009 as compared to the peer group, the Committee determined that the 75th percentile target was a relevant target for base salaries in general and, as a result, determined to increase base salaries generally to either achieve approximate parity with the 75th percentile of our peer group or, in certain instances, to move toward lessening the existing differential.   With respect to Messrs Pickett and Booth, it was determined that their base salaries would be increased effective January 1, 2010, to a level viewed as comparable to the 75th percentile of our peer group for similar positions.  With respect to our other named executive officers, the Committee determined that while targeting the 75th percentile is a relevant benchmark, it is not dispositive and, accordingly, determined to increase salaries over the next one to three years with a goal to ultimately reach the 75th percentile for such positions as established by the FPL analysis assuming performance, responsibility and the other factors referenced above that are considered in setting base salaries continue to warrant such an approach.

In connection with the Committee’s approval of the employment agreements, the Committee approved annual base salaries for each executive officer effective January 1, 2010.  The annual base salary for each of the executive officers was subject to review as of January 1, 2011, and at least annually thereafter for possible increases.  However, consistent with the goal established by the Committee of providing compensation that ranks in the 75th percentile of our peer group for performance that exceeds peer group performance, the employment agreement for Stephenson contains an increased minimum salary for 2011 and 2012, the employment agreement for Crabill contains an increased minimum salary for 2011 through 2013, and the employment agreement for Ritz contains an increased minimum salary for 2011. See “Compensation and Severance Agreements” at pages 30-33 below.  On January 14, 2011, the Committee approved the 2011 base salary increases for Stephenson, Crabill and Ritz as set forth in their respective employment agreements, and also approved certain increases for the 2011 base salaries of Pickett and Booth, based on such officers’ performance and inflation.  On January 13, 2012, the Committee approved the 2012 base salary increases for Stephenson and Crabill as set forth in their respective employment agreements and also approved certain increases for the 2012 base salaries of Pickett, Booth and Ritz, based on such officers’ performance and inflation.  The base salaries for our named executive officers for 2011 and 2012 are set forth below.

Named Executive Officer	2011 Base Salary	2012 Base Salary
C. Taylor Pickett	$615,000	$636,000
Daniel J. Booth	$390,000	$403,500
Robert O. Stephenson	$328,000	$351,000
R. Lee Crabill	$305,500	$315,750
Michael D. Ritz	$234,000	$242,000
Total	$1,872,500	$1,948,250

Annual Cash Bonus Opportunity

Our historical compensation practices have embodied the principle that annual cash bonuses that are based primarily on achieving objectives that enhance long-term stockholder value are desirable in aligning stockholder and management interests.  The Committee strives to award individual annual bonuses for each named executive officer consistent with market practices for positions with comparable decision-making responsibilities and that reward individual contributions by executive officers, all in accordance with the terms of each executive officer’s employment agreement as discussed below.

As a result of the analysis performed by FPL, the Committee decided to modify the annual cash bonus program to reflect practices in place at our peer group and to also benchmark the 75th percentile target for superior performance.  As a result, for 2011 and future years until modified by the Compensation Committee, each executive has bonus opportunities at the Threshold, Target and Maximum level which are quantified in terms of the percentages of base salary set forth in the table below.

Named Executive Officer	Bonus Opportunity as Percentage of Base Salary
	Threshold	Target	Maximum
C. Taylor Pickett	100%	125%	150%
Daniel J. Booth	50%	75%	100%
Robert O. Stephenson	50%	62.5%	75%
R. Lee Crabill	25%	45%	65%
Michael D. Ritz	25%	35%	45%

We accrue estimated bonuses for our executive officers throughout the year service is performed relating to such bonuses, and thus bonuses are expensed in the year they are earned, assuming they are approved by our Board of Directors. Each officer must include his bonus in his taxable income in the year in which he receives it, which is generally in the year following the year it is earned.

2011 Annual Cash Bonuses.  The Committee determined that executive officer bonuses in 2011 would be based on multifaceted metrics and weighted each metric in an amount deemed appropriate by the Committee. The metrics for 2011 and the relative weightings were as follows:

% of Bonus Opportunity		Threshold(4)	Target(4)	High(4)
40%	Adjusted FFO per share	$1.80	$1.83	$1.88
20%	Tenant quality(1)	Less than 3%	Less than 2%	Less than 1%
20%	Leverage(2)	Less than 4.75x	Less than 4.60x	Less than 4.45x
20%	Subjective(3)

(1)           2011 uncollected rents as a percentage of 2011 gross revenues.
(2)           Debt/EBITDA as calculated pursuant to the covenants under the Company’s senior credit facility.
(3)	Subjective category includes factors such as subjective evaluation of individual performance and/or credit rating upgrade from either agency.
(4)
As to any bonus metric except the subjective metric, if the payment is between threshold and target or between target and high, then the portion of the bonus earned with respect to that metric will be based on linear interpolation.

FFO and adjusted FFO are non-GAAP financial measures.   The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairment on real estate assets.  Investors and potential investors in the Company’s securities should not rely on non-GAAP financial measures as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders excluding the impact of certain non-cash stock-based compensation and certain revenue and expense items as more fully set forth in the reconciliation in the Company’s earnings release included as Exhibit 99.1 to the Form 8-K furnished on February 7, 2012.  The Company believes that adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company's computation of adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs.

The performance metrics and the weighting set forth above, but not the specific required levels at threshold, target and high, will continue to apply for 2012 and each subsequent year through 2013 unless the Committee changes the metrics or the weighting by no later than the first ninety (90) days of the year in which such change is to occur.  All required levels for threshold, target and high performance for any year that are based on objective criteria.  Notwithstanding any of the foregoing, the Committee reserves the discretion to make adjustments at any time (including without limitation, after the first ninety (90) days of the year to which the bonus criteria apply) to the bonus metrics, the relative weighting of the bonus metrics and the specific threshold, target and high levels of each metric as well as to adjust for events occurring during the year that were unbudgeted or unanticipated.

In connection with determining the level of subjective bonus earned with respect to 2011 performance, the Chief Executive Officer provided the Committee with an assessment of each executive officer’s performance in 2011 and his respective contribution to the Company’s success in addressing the uncertain economy and challenging conditions in the capital markets.  The Committee, after consultation with the Chief Executive Officer, determined to award each named executive officer the full amount of the subjective portion of his bonus for 2011. The principal factors noted in the assessment of the executive officers’ performance included:

• the closing of the Company’s $450 million unsecured revolving credit facility;

• the upgrade of the Company’s senior unsecured debt rating to investment grade by Standard & Poor’s;

• the issuance of $32 million in common stock via the Company’s $140 million Equity Shelf Program at an average price of $22.16 per share;

• the implementation of, and issuance of $58 million in stock under, the Company’s 2012 Dividend Reinvestment and Common Stock Purchase Plan;

• the completion of an exchange offer for $575 million in aggregate principal amount of the Company’s 6¾% Senior Notes due 2022;

• the redemption of the Company’s 8.375% Series D Preferred Stock at a redemption price of $25.00 per share;

• the implementation of a $100 million common stock repurchase plan and the repurchase of $3 million in shares at an average price of $15.96 per share;

• the completion of $334 million in new investments in several unrelated transactions in the fourth quarter of 2011;

• maintaining modest leverage and significant liquidity, which positioned the Company to take advantage of growth opportunities;

• favorable lease extensions and re-leases; and

• success in portfolio restructurings and workouts.

The Committee noted that the Company reported adjusted FFO of $1.89 per common share for 2011, which exceeded the high bonus level, and leverage of 4.53x, which was between target and maximum bonus levels. Accordingly, the Committee approved the following cash bonuses relating to 2011 performance:

	C. Taylor Pickett	Daniel J. Booth	Robert O. Stephenson	R. Lee Crabill	Michael D. Ritz
Adjusted FFO (40%)	$369,000	$156,000	$98,400	$79,430	$42,120
Tenant Quality (20%)	$184,500	$78,000	$49,200	$39,715	$21,060
Leverage (20%)	$168,100	$67,600	$44,827	$33,198	$18,564
Individual/Subjective Measures (20%)	$184,500	$78,000	$49,200	$39,715	$21,060
Total Cash Bonus Paid for 2011	$906,100	$379,600	$241,627	$192,058	$102,804

2012 Annual Cash Bonus Opportunity.  The Committee established the cash bonus metrics and payout levels as set forth below:

% of Bonus Opportunity		Threshold(5)	Target(5)	High(5)
40%	Adjusted FFO per share(1)	$2.08	$2.12	$2.16
20%	Tenant quality(2)	Less than 3%	Less than 2%	Less than 1%
20%	Leverage(3)	Less than 55%	Less than 52.5%	Less than 50%
20%	Subjective(4)

(1)
The adjusted FFO metric will be subject to adjustment to reflect the pro forma impact of changes to the Company’s capital structure that were not contemplated in the annual budget approved by the Board of Directors.

(2)           2012 uncollected rents as a percentage of 2012 gross revenues.
(3)           Funded Debt/ Total Asset Value as calculated pursuant to the covenants under the Company’s senior credit facility.
(4)	Subjective category includes factors such as subjective evaluation of individual performance and/or credit rating upgrade from a rating agency.
(5)
As to any bonus metric except the subjective metric, if the payment is between threshold and target or between target and high, then the portion of the bonus earned with respect to that metric will be based on linear interpolation.

Stock Incentives Awards for 2011-2014.

The Committee determined to implement a new equity compensation program for the period of January 1, 2011, through December 31, 2013 based upon recommendations by FPL that were based on an assessment of practices among the companies in our peer group.  Specifically, the Committee determined that it would structure equity-based awards in a manner that each named executive would have a threshold, target and high award level with the high level targeting the 75th percentile of our peer group.  The equity compensation program is comprised of a restricted stock grant, a multi-year PRSU grant and three annual PRSU grants. Initial grants occurred effective January 1, 2011, and an additional annual grant of PRSUs will occur effective on each of January 1, 2012 and January 1, 2013.

Restricted Stock Awards.  One half of each officer’s equity compensation opportunity for the three year period ending December 31, 2013 (calculated at target) consists of a one-time, time-based restricted stock award granted at January 1, 2011 under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.  Each restricted stock award is subject to three year cliff vesting and is subject to continued employment on the vesting date, except in the case of death, disability, termination by Omega without cause, or resignation for good reason (a “Qualifying Termination”) (in which case 33-1/3% of the award vests if termination is in 2011, 66-2/3% of the award vests if termination is in 2012 and 100% of the award vests if termination is in 2013), or in the case of a Qualifying Termination in connection with a change in control (in which case vesting is accelerated 100%).  Dividends on the restricted stock award are paid currently on unvested and vested shares. The time-based restricted stock awards granted by the Committee as of January 1, 2011 were for the number of shares shown in the chart below.

Named Executive Officer	Time-Based Restricted Stock
C. Taylor Pickett	176,462
Daniel J. Booth	99,396
Robert O. Stephenson	75,074
R. Lee Crabill	53,748
Michael D. Ritz	13,613

Performance Restricted Stock Unit Awards. The remaining one half of each officer’s long-term incentive compensation for the three year period ending December 31, 2013 consists fifty percent (calculated at target) of an award of multi-year PRSUs granted January 1, 2011 and fifty percent (calculated at target) of three annual PRSU awards (one on each of January 1, 2011, 2012 and 2013), each of which annual awards are equal in amount. The PRSUs are granted under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan. Each PRSU award will entitle the officer to receive following the end of the performance period a number of shares of common stock that will vary depending on the level of performance (threshold, target or high) over the performance period. The number of shares attributable to the multi-year PRSUs that will be earned depends on the levels (threshold, target or high) of absolute total shareholder return, calculated in accordance with a methodology under the PRSU agreements (“absolute TSR” or “TSR”), and “relative TSR” (defined below) achieved over the three year performance period ending December 31, 2013 as set forth in the table below, with absolute TSR having a 75% weighting and relative TSR having a 25% weighting.  The number of shares attributable to the annual PRSUs that will be earned depends on the level (threshold, target or high) of absolute TSR achieved for the year of each grant as set forth in the table below with absolute TSR having a 100% weighting. If performance is below threshold, no shares under the PRSUs will be earned. If performance is between threshold and target or between target and high, the number of shares earned under the PRSUs is determined under an interpolation formula. The baseline stock price from which TSR will be measured for the multi-year PRSUs over the three-year performance period ending December 31, 2013 is $21.31, the volume-weighted average price (“VWAP”) for the Company’s common stock for the month of December 2010.  The baseline stock price from which TSR will be measured for the annual PRSUs over the one-year performance period ending December 31, 2012 is $18.59, the VWAP for the Company’s common stock for the month of December 2011.

Absolute TSR-Based PRSUs	Threshold	Target	High
TSR (annualized and compounded annually for the multi-year PRSUs)	8%	10%	12%

Relative TSR-Based PRSUs
Percentile vs. Peer Group	50th	65th	80th

“Relative TSR” means TSR ranked on a percentile basis relative to the average total shareholder return achieved by the companies comprising the MSCI U.S. REIT Index for the same period for which TSR is calculated and using the same methodology used for calculating TSR as described above.

The multi-year PRSU awards granted by the Committee as of January 1, 2011, and the annual PRSU awards granted by the Committee for 2011 and 2012 and to be granted for 2013, allow the named executive officers to earn the number of shares shown in the applicable column (threshold, target or high) of the chart below depending on performance.

Multi-Year Incentive Award	Metric Absolute total shareholder return	Weighting 75%	Threshold 8%		Target 10%	High 12%
Named Executive Officer
C. Taylor Pickett			10,178		66,173	117,608
Daniel J. Booth			5,761		37,274	70,566
Robert O. Stephenson			4,064	(1)	28,153	44,713
R. Lee Crabill			2,575		20,156	32,327
Michael D. Ritz			1,012		5,105	8,193

Multi-Year Incentive Award	Metric Relative total shareholder return	Weighting 25%	Threshold 50th %-ile		Target 65th %-ile	High 80th %-ile
Named Executive Officer
C. Taylor Pickett			3,392		22,058	39,203
Daniel J. Booth			1,920		12,424	23,522
Robert O. Stephenson			1,354	(1)	9,384	14,904
R. Lee Crabill			858		6,718	10,775
Michael D. Ritz			337		1,702	2,731

Annual Incentive Equity Award (2)	Metric	Weighting	Threshold		Target	Maximum
Named Executive Officer	Absolute total shareholder return	100%	8%		10%	12%
C. Taylor Pickett			4,523		29,410	52,270
Daniel J. Booth			2,560		16,566	31,363
Robert O. Stephenson			1,806	(1)	12,512	19,872
R. Lee Crabill			1,144		8,958	14,367
Michael D. Ritz			450		2,269	3,641
(1)	An adjustment was made to Mr. Stephenson’s numbers of PRSUs at threshold to preserve internal pay equity. The adjusted number is reflected in the preceding chart.

(2)	Amounts reflect shares issuable per year based on annual performance. The performance requirement for the 2011 annual PRSUs was not achieved, and these have been forfeited.

The multi-year PRSUs that are earned under the preceding table vest quarterly in 2014 (the year following completion of the three-year performance period), and the annual PRSUs that are earned under the preceding table vest at December 31 of the year of grant, subject in each case to continued performance of services through the applicable vesting date.

With respect to the multi-year PRSUs, if the officer incurs a Qualifying Termination, the officer will vest in the number of PRSUs actually earned for the full three year performance period, but prorated based on the period of employment during the three year period to the date of termination. If a change of control occurs or the officer has a Qualifying Termination in connection with the change in control, the performance period ends on the date of the change in control. In that case, if absolute TSR at the threshold or above level has been achieved prorated based on performance to the date of the change in control, the officer will vest in all or a prorated portion of the absolute TSR-based portion of the award depending on the degree of achievement of the absolute TSR hurdles. And as to the Relative TSR-based portion of the award, the PRSUs will vest 100% based on the applicable level (threshold, target, or high) of Relative TSR achievement through the date of the change in control.

With respect to the annual PRSUs, if the officer incurs a Qualifying Termination, the officer will vest in the number of PRSUs actually earned for the full one year performance period, but prorated based on the period of employment during the one year period to the date of termination. If a change of control occurs or the officer has a Qualifying Termination in connection with the change in control, the performance period ends on the date of the change in control. In that case, if absolute TSR at the threshold or above level has been achieved for the full year based on performance to the date of the change in control, the officer will vest in 100% of the award depending on the degree of achievement of the absolute TSR hurdles.

The number of earned and vested multi-year PRSUs will be paid in equal quarterly amounts in Omega common stock, along with dividend equivalents to be paid in cash, within ten (10) days following the last day of each calendar quarter in 2014 or on the date of a change in control, if earlier. The number of earned and vested annual PRSUs will be paid in Omega common stock, along with dividend equivalents to be paid in cash, within ten (10) days following December 31 of the year of grant or on the date of a change in control, if earlier.

Dividend equivalents declared with respect to the applicable performance period accrue on PRSUs that subsequently vest and are paid. Accrued dividend equivalents are paid to the employee at the date the shares attributable to vested PRSUs are distributable.

Other Benefits

All employees may participate in our 401(k) Retirement Savings Plan (the “401(k) Plan”). We provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) Plan, employees are eligible to make contributions, and we, at our discretion, may match contributions and make a profit sharing contribution. We do not provide an option for our employees to directly invest in our stock under the 401(k) Plan.

We provide a competitive benefits package to all full-time employees which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and directors and are available to all salaried employees. We have no structured executive perquisite benefits (e.g., club memberships or company vehicles) for any executive officer, including the named executive officers, and we currently do not provide supplemental pensions to our employees, including the named executive officers.

Tax Deductibility of Executive Compensation

The SEC requires that this report comment upon our policy with respect to Section 162(m) of the Internal Revenue Code.  Section 162(m) disallows a federal income tax deduction for compensation over $1.0 million to any of the named executive officers unless the compensation is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our stockholders. We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of Section 162(m) will not generally affect our net income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, Section 162(m) does not directly govern the Compensation Committee’s compensation policy and practices.

Risk Associated with Compensation

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee considered various factors that have the affect of mitigating risk and, with assistance of FPL, reviewed the elements of executive compensation to determine whether any portion of executive compensation encourages excessive risk taking.  The Committee concluded that the following risk oversight and compensation design features guard against excessive risk-taking:

•	The Company has developed and adheres to effective processes for developing strategic and annual operating plans and approval of portfolio and capital investments;
•	The Company has strong internal financial controls;
•	Base salaries are consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;
•
The determination of incentive awards is based on a review of a variety of indicators of performance as well as a meaningful subjective assessment of personal performance, thus diversifying the risk associated with any single indicator of performance;

•	The design of our multi-year compensation plan rewards executives for driving sustainable growth for shareholders over the January 2011 – December 2013 performance period;
•	The vesting periods for equity compensation awards encourage executives to focus on maintaining dividends and stock price appreciation;
•	The mix between fixed and variable, annual and long-term and cash and equity compensation is designed to encourage balanced strategies and actions that are in the Company’s long-term best interests;
•	Our incentive plans are not overly leveraged and cap the maximum payment; and
•	The Committee has retained discretionary authority to adjust annual awards and payments, which further reduces any business risk associated with our plans.

Compensation Committee Report

The Committee reviewed and discussed the CD&A with management, and based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee of the Board of Directors

Thomas F. Franke, Chairman
Harold J. Kloosterman
Bernard J. Korman
Edward Lowenthal
Stephen D. Plavin

Summary Compensation Table

The following table summarizes the compensation of our “named executive officers” for the years ended December 31, 2011, 2010 and 2009.  Our named executive officers are our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers.  With respect to stock awards, compensation in the table below includes not only compensation earned for services in the years indicated, but also compensation earned for services in prior years but recognized as an expense for financial reporting purposes in the years indicated.

Name and Principal Position (A)	Year (B)	Salary ($) (C)	Bonus ($) (1) (D)	Stock Awards ($) (2) (E)	Option Awards ($) (F)		Non-Equity Incentive Plan Compensation ($) (G)		All Other Compensation ($) (3) (I)	Total ($) (J)
C. Taylor Pickett Chief Executive Officer	2011 2010 2009	$615,000 600,000 558,000	$906,100 900,000 558,000	$6,314,120 -- --	$	-- -- --	$	-- -- --	$14,700 65,251 14,700	$7,849,920 1,565,251 1,130,700
Daniel J. Booth Chief Operating Officer	2011 2010 2009	$390,000 380,000 344,000	$379,600 380,000 172,000	$3,636,205 -- --	$	-- -- --	$	-- -- --	$14,700 44,979 14,700	$4,420,505 804,979 530,700
Robert O. Stephenson Chief Financial Officer	2011 2010 2009	$328,000 305,000 276,500	$241,627 228,750 138,250	$2,587,875 -- --	$	-- -- --	$	-- -- --	$14,700 35,598 14,700	$3,172,202 569,348 429,450
R. Lee Crabill Senior Vice-President of Operations	2011 2010 2009	$305,500 295,000 266,500	$192,058 191,750 133,250	$1,858,132 -- --	$	-- -- --	$	-- -- --	$14,700 33,360 14,700	$2,370,390 520,110 414,450
Michael D. Ritz Chief Accounting Officer	2011 2010 2009	$234,000 205,000 184,500	$102,804 92,250 64,575	$471,171 -- --	$	-- -- --	$	-- -- --	$14,700 22,164 14,700	$822,675 319,414 263,775

(1)
Bonuses are reported in the year earned, whether or not paid before year end. 2011 bonus payments reflect adjusted FFO per share, tenant quality, leverage and subjective performance as described under “Elements of Compensation---Annual Cash Bonus Opportunity.”

(2)
Represents the fair value for accounting purposes as of the date of grant (excluding the effect of estimated forfeitures) based on the probable outcome of the performance conditions as of the grant date.  For 2011, includes the multi-year PRSUs and restricted stock granted for 2011-2013 in addition to the annual PRSUs.  In accordance with applicable SEC rules, includes the grant date fair value associated with the 2011 annual PRSUs, which were ultimately forfeited because the performance conditions were not met.  See the “Grants of Plan Based Awards” table on the following page for the grant date fair value of the forfeited awards.

(3)	“All Other Compensation” includes the following:

Name	Year	401(k) Matching Contribution	Interest on Dividend Equivalent Rights on Vested PRSUs
C. Taylor Pickett	2011 2010 2009	$14,700 14,700 14,700	$	-- 50,551 --
Daniel J. Booth	2011 2010 2009	$14,700 14,700 14,700	$	-- 30,279 --
Robert O. Stephenson	2011 2010 2009	$14,700 14,700 14,700	$	-- 20,898 --
R. Lee Crabill	2011 2010 2009	$14,700 14,700 14,700	$	-- 18,660 --
Michael D. Ritz	2011 2010 2009	$14,700 14,700 14,700	$	-- $ 7,464 --

In accordance with SEC rules, dividend equivalents associated with PRSUs are not included in “All Other Compensation” because those amounts were factored into the grant date fair values.

Grants of Plan Based Awards

The following table contains information relating to the plan based awards grants made in 2011 to our named executive officers under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan and is intended to supplement the 2011 Summary Compensation Table listed above.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)
Name	Plan	Date of Compensation Committee Action	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stocks or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)

C. Taylor Pickett	Restricted Stock	09/03/2010	01/01/2011							176,462	3,959,807
	Multi-year PRSUs (absolute TSR)	09/03/2010	01/01/2011				10,178	66,173	117,608		1,299,412
	Multi-year PRSUs (relative TSR)	09/03/2010	01/01/2011				3,392	22,058	39,203		478,202
	Annual PRSUs	09/03/2010	01/01/2011				4,523	29,410	52,270		576,699	(3)

Daniel J. Booth	Restricted Stock	09/03/2010	01/01/2011							99,396	2,230,446
	Multi-year PRSUs (absolute TSR)	09/03/2010	01/01/2011				5,761	37,274	70,566		777,713
	Multi-year PRSUs (relative TSR)	09/03/2010	01/01/2011				1,920	12,424	23,522		282,811
	Annual PRSUs	09/03/2010	01/01/2011				2,560	16,566	31,363		345,235	(3)

Robert O. Stephenson	Restricted Stock	09/03/2010	01/01/2011							75,074	1,684,661
	Multi-year PRSUs (absolute TSR)	09/03/2010	01/01/2011				4,064	28,153	44,713		496,321
	Multi-year PRSUs (relative TSR)	09/03/2010	01/01/2011				1,354	9,384	14,904		186,700
	Annual PRSUs	09/03/2010	01/01/2011				1,806	12,512	19,872		220,193	(3)

R. Lee Crabill	Restricted Stock	09/03/2010	01/01/2011							53,748	1,206,105
	Multi-year PRSUs (absolute TSR)	09/03/2010	01/01/2011				2,575	20,156	32,327		358,545
	Multi-year PRSUs (relative TSR)	09/03/2010	01/01/2011				858	6,718	10,775		134,404
	Annual PRSUs	09/03/2010	01/01/2011				1,144	8,958	14,367		159,078	(3)

Michael D. Ritz	Restricted Stock	09/03/2010	01/01/2011							13,613	305,476
	Multi-year PRSUs (absolute TSR)	09/03/2010	01/01/2011				1,012	5,105	8,193		91,007
	Multi-year PRSUs (relative TSR)	09/03/2010	01/01/2011				337	1,702	2,731		34,319
	Annual PRSUs	09/03/2010	01/01/2011				450	2,269	3,641		40,369	(3)

(1)
Reflects the range of potential multi-year PRSUs and Annual PRSUs that may be earned by each named executive officer, based on the level of performance over the performance period. The number of shares attributable to the multi-year PRSUs (absolute TSR) and multi year PRSUs (relative TSR) that will be earned depends on the levels of absolute shareholder return and relative shareholder return, respectively, calculated in accordance with the methodology under the PRSU agreements achieved over the three-year performance period ending December 31, 2013. The number of shares attributable to the annual PRSUs that will be earned depends on the level of absolute TSR achieved for the year of each grant.  For more information regarding annual incentive bonus opportunities, see the discussion under “Elements of Compensation—Stock Incentives Awards for 2011-2014—Performance Restricted Stock Unit Awards.” The multi-year PRSUs vest quarterly in 2014, and the annual PRSUs vest at December 31 of the year of grant, subject in each case to continued performance of services through the applicable vesting date.

(2)
Each restricted stock award vests 100% on December 31, 2013, and is subject to continued employment on the vesting date, except in the case of a Qualifying Termination (in which case 33-1/3% of the award vests if termination is in 2011, 66-2/3% of the award vests if termination is in 2012 and 100% of the award vests if termination is in 2013), or in the case of a Qualifying Termination in connection with a change in control (in which case vesting is accelerated 100%).  Dividends on the restricted stock award are paid currently on unvested and vested shares.  For more information, see the discussion under “Elements of Compensation—Stock Incentives Awards for 2011-2014—Restricted Stock Awards.”

(3)
Represents the fair value of the annual PRSU award as of the January 1, 2011 grant date.  The performance requirement for the 2011 annual PRSU awards was not achieved, and accordingly such awards were forfeited and not paid out.

Outstanding Equity Awards at Fiscal Year End for 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
C. Taylor Pickett						176,462				3,414,540
								10,178	(4)	196,944	(4)
								3,392	(5)	65,635	(5)

Daniel J. Booth						99,396				1,932,313
								5,761	(4)	111,475	(4)
								1,920	(5)	37,152	(5)

Robert O. Stephenson						75,074				1,452,682
								4,064	(4)	78,638	(4)
								1,354	(5)	26,200	(5)

R. Lee Crabill						53,748				1,040,024
								2,575	(4)	49,826	(4)
								858	(5)	16,602	(5)

Michael D. Ritz						13,613				263,412
								1,012	(4)	19,582	(4)
								337	(5)	6,529	(5)

(1)
Restricted stock awards vest 100% on December 31, 2013, except in the case of a Qualifying Termination (in which case 33-1/3% of the award vests if termination is in 2011, 66-2/3% of the award vests if termination is in 2012 and 100% of the award vests if termination is in 2013), or in the case of a Qualifying Termination in connection with a change in control (in which case vesting is accelerated 100%). For more information, see the discussion under “Elements of Compensation—Stock Incentives Awards for 2011-2014—Restricted Stock Awards.”  Dividends on the restricted stock award are paid currently on unvested and vested shares.

(2)
The number of shares attributable to the multi-year PRSUs (absolute TSR) and multi year PRSUs (relative TSR) that will be earned depends on the levels of absolute shareholder return and relative shareholder return, respectively, calculated in accordance with the methodology under the PRSU agreements achieved over the three-year performance period ending December 31, 2013.  The multi-year PRSUs vest quarterly in 2014, subject to continued performance of services through the applicable vesting date. These balances exclude annual PRSUs that vested on December 31, 2011, as the performance requirement for these 2011 annual PRSUs was not achieved, and they have been forfeited.

(3)	Includes value of dividend equivalent rights accrued with respect to PRSUs.

(4)	Represents multi-year PRSUs (absolute TSR) at threshold performance.

(5)	Represents multi-year PRSUs (relative TSR) at threshold performance.

Option Exercises and Stock Vested for 2011

The following table sets forth information regarding stock awards vested for our named executive officers in 2011.  The 2011 annual PRSUs vested as of December 31, 2011, but because the performance requirement for these awards was not achieved, all such awards were forfeited and not paid out.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
C. Taylor Pickett	--	--	--	--
Daniel J. Booth	--	--	--	--
Robert O. Stephenson	--	--	--	--
R. Lee Crabill	--	--	--	--
Michael D. Ritz	--	--	--	--

Compensation and Severance Agreements

C. Taylor Pickett Employment Agreement

We entered into an employment agreement with C. Taylor Pickett, dated as of October 22, 2010, to be our Chief Executive Officer. The agreement is set to expire on December 31, 2013.

Mr. Pickett’s current base salary is $636,000 per year, subject to increase by us, and his employment agreement provides that he will be eligible for an annual bonus in an amount equal to a specified percentage of his annual base salary, up to 150%, based on the level of performance achieved.   Mr. Pickett’s employment agreement provides that he will be eligible for a bonus only if he is employed by us on the date the bonus is paid, except that if the term of his employment agreement is not extended beyond December 31, 2013, he will be eligible for a bonus for 2013 if he is employed by us on December 31, 2013 or if he dies while employed by us during the term he will be eligible for a prorated bonus for the year of death.  For a discussion of bonus arrangements, see “Annual Cash Bonus Opportunity” on pages 18-21 above.  Mr. Pickett’s employment agreement also provides for the equity compensation grants discussed above under “Stock Incentives Awards for 2011- 2014.”

If during the term of the employment agreement we terminate Mr. Pickett’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to three times the sum of his then current annual base salary plus his average annual bonus over the last three completed fiscal years, which amount will be paid in installments over the 36-month-period following his termination.  “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Pickett’s employment to more than 50 miles away without his consent.

Mr. Pickett is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.

Mr. Pickett is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for three years thereafter, Mr. Pickett is obligated not to provide managerial services or management consulting services to a “competing business.” Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement, long-term care or healthcare - related real estate. In addition, during the period of employment and for three years thereafter, Mr. Pickett agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees.  However, if Mr. Pickett remains employed by us through the date the term of the employment agreement expires, December 31, 2013, the noncompetition and nonsolicitation provisions also expire on that date.

Daniel J. Booth Employment Agreement

We entered into an employment agreement with Daniel J. Booth, dated as of October 22, 2010, to be our Chief Operating Officer.  The agreement is set to expire on December 31, 2013.

Mr. Booth’s current base salary is $403,500 per year, subject to increase by us, and his employment agreement provides that he will be eligible for an annual bonus in an amount equal to a specified percentage of his annual base salary, up to 100%, based on the level of performance achieved. Mr. Booth’s employment agreement provides that he will be eligible for a bonus only if he is employed by us on the date the bonus is paid, except that if the term of his employment agreement is not extended beyond December 31, 2013, he will be eligible for a bonus for 2013 if he is employed by us on December 31, 2013 or if he dies while employed by us during the term he will be eligible for a prorated bonus for the year of death. For a discussion of bonus arrangements, see “Annual Cash Bonus Opportunity” on pages 18-21 above. Mr. Booth’s employment agreement also provides for the equity compensation grants discussed above under “Stock Incentives Awards for 2011-2014.”

If during the term of the employment agreement we terminate Mr. Booth’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to two times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 24-month period following his termination.  “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Booth’s employment to more than 50 miles away without his consent.

Mr. Booth is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.

Mr. Booth is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for two years thereafter, Mr. Booth is obligated not to provide managerial services or management consulting services to a “competing business.”  Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement, long-term care or healthcare - related real estate. In addition, during the period of employment and for two years thereafter, Mr. Booth agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees.  However, if Mr. Booth remains employed by us through the date the term of the employment agreement expires, December 31, 2013, the noncompetition and nonsolicitation provisions also expire on that date.

Robert O. Stephenson Employment Agreement

We entered into an employment agreement with Robert O. Stephenson, dated as of October 2, 2010, to be our Chief Financial Officer.  The agreement is set to expire on December 31, 2013.

Mr. Stephenson’s current base salary is $351,000 per year, subject to further increase by us, and his employment agreement provides that he will be eligible for an annual bonus in an amount equal to a specified percentage of his annual base salary, up to 75%, based on the level of performance achieved. Mr. Stephenson’s employment agreement provides that he will be eligible for a bonus only if he is employed by us on the date the bonus is paid, except that if the term of his employment agreement is not extended beyond December 31, 2013, he will be eligible for a bonus for 2013 if he is employed by us on December 31, 2013 or if he dies while employed by us during the term he will be eligible for a prorated bonus for the year of death.  For a discussion of bonus arrangements, see “Annual Cash Bonus Opportunity” on pages 18-21 above. Mr. Stephenson’s employment agreement also provides for the equity compensation grants discussed above under “Stock Incentives Awards for 2011-2014.”

If during the term of the employment agreement we terminate Mr. Stephenson’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to one and one-half times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 18-month-period following his termination.  “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Stephenson’s employment to more than 50 miles away without his consent.

Mr. Stephenson is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.

Mr. Stephenson is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for 18 months thereafter, Mr. Stephenson is obligated not to provide managerial services or management consulting services to a “competing business.”  Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement, long-term care or healthcare - related real estate. In addition, during the period of employment and for 18 months thereafter, Mr. Stephenson agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees.  However, if Mr. Stephenson remains employed by us through the date the term of the employment agreement expires, December 31, 2013, the noncompetition and nonsolicitation provisions also expire on that date.

R. Lee Crabill, Jr. Employment Agreement

We entered into an employment agreement with R. Lee Crabill, dated as of October 22, 2010, to be our Senior Vice President of Operations.  The agreement is set to expire on December 31, 2013.

Mr. Crabill’s current base salary is $315,750 per year, subject to increase to $326,000 per year effective January 1, 2013, and subject to further increase by us. His employment agreement provides that he will be eligible for an annual bonus in an amount equal to a specified percentage of his annual base salary, up to 65%, based on the level of performance achieved. Mr. Crabill’s employment agreement provides that he will be eligible for a bonus only if he is employed by us on the date the bonus is paid, except that if the term of his employment agreement is not extended beyond December 31, 2013, he will be eligible for a bonus for 2013 if he is employed by us on December 31, 2013 or if he dies while employed by us during the term he will be eligible for a prorated bonus for the year of death.  For a discussion of bonus arrangements, see “Annual Cash Bonus Opportunity” on pages 18-21 above. Mr. Crabill’s employment agreement also provides for the equity compensation grants discussed above under “Stock Incentives Awards for 2011-2014.”

If during the term of the employment agreement we terminate Mr. Crabill’s employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to one and one-half times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 18-month-period following his termination.  “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Crabill’s employment to more than 50 miles away without his consent.

Mr. Crabill is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.

Mr. Crabill is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for 18 months thereafter, Mr. Crabill is obligated not to provide managerial services or management consulting services to a “competing business.”  Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement, long-term care or healthcare - related real estate. In addition, during the period of employment and for 18 months thereafter, Mr. Crabill agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees.  However, if Mr. Crabill remains employed by us through the date the term of the employment agreement expires, December 31, 2013, the noncompetition and nonsolicitation provisions also expire on that date.

Michael D. Ritz Employment Agreement

           We entered into an employment agreement with Michael D. Ritz, dated as October 22, 2010, to be our Chief Accounting Officer. The term of the agreement expires on December 31, 2013.

           Mr. Ritz’ current base salary is $242,000 per year, subject to increase by us, and his employment agreement provides that he will be eligible for an annual bonus in an amount equal to a specified percentage of his annual base salary, up to 45%, based on the level of performance achieved. Mr. Ritz’s employment agreement provides that he will be eligible for a bonus only if he is employed by us on the date the bonus is paid, except that if the term of his employment agreement is not extended beyond December 31, 2013, he will be eligible for a bonus for 2013 if he is employed by us on December 31, 2013 or if he dies while employed by us during the term he will be eligible for a prorated bonus for the year of death.  For a discussion of bonus arrangements, see “Annual Cash Bonus Opportunity” on pages 18-21 above. Mr. Ritz’s employment agreement also provides for the equity compensation grants discussed above under “Stock Incentives Awards for 2011-2014.”

           If during the term of the employment agreement we terminate Mr. Ritz’ employment without “cause” or if he resigns for “good reason,” we will pay him severance equal to one times the sum of his then current annual base salary plus his average annual bonus over the last three completed calendar years, which amount will be paid in installments over the 12-month-period following his termination. “Cause” is defined in the employment agreement to include events such as willful refusal to perform duties, willful misconduct in performance of duties, unauthorized disclosure of confidential company information, or fraud or dishonesty against us. “Good reason” is defined in the employment agreement to include events such as our material breach of the employment agreement or our relocation of Mr. Ritz’ employment to more than 50 miles away without his consent.

           Mr. Ritz is required to execute a release of claims against us as a condition to the payment of severance benefits. Severance is not paid if the term of the employment agreement expires.

           Mr. Ritz is restricted from using any of our confidential information during his employment and for two years thereafter or from using any trade secrets during his employment and for as long thereafter as permitted by applicable law. During the period of employment and for one year thereafter, Mr. Ritz is obligated not to provide managerial services or management consulting services to a “competing business.” Competing business is defined to include a list of named competitors and any other business with the primary purpose of leasing assets to healthcare operators or financing ownership or operation of senior, retirement, long-term care or healthcare-related real estate. In addition, during the period of employment and for one year thereafter, Mr. Ritz agrees not to solicit clients or customers with whom he had material contact or to solicit our management level employees.  However, if Mr. Ritz remains employed by us through the date the term of the employment agreement expires, December 31, 2013, the noncompetition and nonsolicitation provisions also expire on that date.

Potential Payments Upon Termination or Change of Control

The table below illustrates the incremental compensation that would have been payable in the event of termination events identified below, as if they had occurred as of December 31, 2011.

In general, the occurrence of a change of control does not increase benefits that would otherwise be payable upon termination without cause or resignation for good reason. However, a change of control can impact the number of restricted shares that vest and the numbers of PRSUs that vest.    For a description of the vesting of restricted stock and PRSUs, see “Stock Incentives Awards for 2011-2014” on pages 21-24 above.  For a description of circumstances constituting “cause” and “good reason”, and further detail regarding the estimated payments and benefits upon the occurrence of certain triggering events, see the discussion of each officer’s employment agreement above.

	Triggering Event as of December 31, 2011
	Involuntary Without Cause or Voluntary for Good Reason	Death	Disability
C. Taylor Pickett:
Severance	$4,209,099	$--	$--
Bonus	$--	$906,100	$--

Total Value of Payments:	$4,209,099	$906,100	$--

Daniel J. Booth:
Severance	$1,401,066	$--	$--
Bonus	$--	$379,600	$--

Total Value of Payments:	$1,401,066	$379,600	$--

Robert O. Stephenson:
Severance	$796,314	$--	$--
Bonus	$--	$241,627	$--

Total Value of Payments:	$796,314	$241,627	$--

R. Lee Crabill:
Severance	$716,780	$--	$--
Bonus	$--	$192,058	$--

Total Value of Payments:	$716,780	$192,058	$--

Michael D. Ritz:
Severance	$320,543	$--	$--
Bonus	$--	$102,804	$--

Total Value of Payments:	$320,543	$102,804	$--

Compensation of Directors

Name (A)	Fees earned or paid in cash ($) (B)	Stock Awards ($) (1) (C)	Option Awards ($) (D)	Non-Equity Incentive Plan Compensation ($) (E)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (F)	All Other Compensation ($) (G)	Total ($) (H)
Thomas F. Franke	$68,500	$103,465	$--	$--	$--	$--	$171,965
Harold J. Kloosterman	$86,000	$103,465	$--	$--	$--	$--	$189,465
Bernard J. Korman	$91,000	$114,465	$--	$--	$--	$--	$205,465
Edward Lowenthal	$64,500	$103,465	$--	$--	$--	$--	$167,965
Stephen D. Plavin	$79,500	$103,465	$--	$--	$--	$--	$182,965
(1)	Represents the fair value dollar amount on the grant date of the stock grants set forth below:

Name	Grant Date	Shares Awarded(1)		Grant Date Fair Value
Thomas F. Franke	1/14/2011 2/15/2011 5/15/2011 8/15/2011 11/15/2011	3,000 419 446 528 535		$66,000 9,365 9,366 9,367 9,367
Harold J. Kloosterman	1/14/2011 2/15/2011 5/15/2011 8/15/2011 11/15/2011	3000 419 446 528 535	(2) (2) (2) (2) (2)	$66,000 9,365 9,366 9,367 9,367
Bernard J. Korman	1/14/2011 2/15/2011 5/15/2011 8/15/2011 11/15/2011	3,500 419 446 528 535		$77,000 9,365 9,366 9,367 $ 9,367
Edward Lowenthal	1/14/2011 2/15/2011 5/15/2011 8/15/2011 11/15/2011	3,000 419 446 528 535		$66,000 9,365 9,366 9,367 9,367
Stephen D. Plavin	1/14/2011 2/15/2011 5/15/2011 8/15/2011 11/15/2011	3,000 419 446 528 535		$66,000 9,365 9,366 9,367 9,367
(1)
The total number of unvested shares of restricted stock held by each of our non-employee directors as of December 31, 2011 was: Messrs. Franke, Kloosterman, Lowenthal and Plavin: 5,700; and Mr. Korman: 6,999.

(2)	All of the shares awarded to Mr. Kloosterman in 2011 were deferred pursuant to the Deferred Stock Plan described below.

In April 2010, FPL presented the results of its benchmarking study that compared the compensation of our directors with that of our peer group companies.  FPL’s analysis indicated that the cash portion of the annual retainer paid to our directors was at approximately the 25th percentile of the cash retainers paid by our peer group companies while the equity portion was at or slightly below the median of the equity retainers paid by our peer group companies.  Based on the FPL analysis, the Compensation Committee recommended, and the Board of Directors approved, changes to our standard compensation for directors effective January 1, 2010.  Beginning in 2010, our non-employee directors received (i) a cash payment of $37,500 payable in quarterly installments of $9,375; (ii) a quarterly grant of shares of common stock equal to the number of shares determined by dividing the sum of $9,375 by the fair market value of the common stock on the date of each quarterly grant, currently set at February 15, May 15, August 15 and November 15; and (iii) an annual grant of 3,000 shares of restricted stock, with an additional 500 restricted shares granted to the Chairman of the Board annually. In addition, the Chairman of the Board receives an additional annual payment of $25,000, the Chairman of the Audit Committee receives an additional $15,000, the Chairman of the Compensation Committee receives an additional $10,000 and all other committee chairmen receive $7,000.

We also pay each non-employee director a fee of $1,500 per meeting for attendance at each regularly scheduled or special meeting of the Board of Directors or committee of the Board of Directors, whether in person or telephonic. In addition, each new non-employee director of our Company is awarded options with respect to 10,000 shares upon his or her initial election as a director.

        Non-employee director restricted stock is granted in January each year and vests one-third on each successive January 1 in the three years following the date of the grant subject to the director’s continuing service on each vesting date, and vests 100% in the case of the director’s death or disability or change in control of the Company.  In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors. Employee directors receive no compensation for service as directors.

Deferred Stock Plan

The Board of Directors of the Company has adopted a Deferred Stock Plan that allows directors and executive officers to defer receipt of stock grants, subject to the terms of the plan and agreements approved by the Compensation Committee of the Board of Directors for such purpose.  The terms and conditions will be reflected in a deferral agreement approved by the Compensation Committee.  If a participant makes a deferral election, the deferred shares will be issued at a date or event specified in the deferral agreement.

Unless otherwise determined by the Compensation Committee, each stock grant that is deferred will accrue dividend equivalents.  The Compensation Committee may provide in the applicable agreement that dividend equivalents will be deferred along with the stock grants or may give the participant the right to elect to receive the dividend equivalents currently or defer them.  If a participant makes a deferral election, the dividend equivalents will be deferred until the date or event specified in the participant’s agreement.  The Compensation Committee may allow a participant to elect, or may require, that deferred dividend equivalents will be converted into common stock under a conversion formula or instead that the dividend equivalents will not be converted but the amount will be increased by an interest rate set by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

Thomas F. Franke, Harold J. Kloosterman, Bernard J. Korman, Edward Lowenthal and Stephen D. Plavin were members of the Compensation Committee for the year ended December 31, 2011, and during such period, there were no Compensation Committee interlocks or insider participation in compensation decisions.

AUDIT COMMITTEE MATTERS

           The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of our Company, the audits of our financial statements, the qualifications of the public accounting firm engaged as our independent auditor to prepare and issue an audit report on our financial statements and the related internal control over financial reporting, and the performance of our independent auditors.  The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our Company’s independent auditors. The Audit Committee’s function is more fully described in its revised charter, which is available on our website at www.omegahealthcare.com. The Board of Directors reviews the Audit Committee Charter annually.

The Audit Committee has three independent directors, and the Board of Directors has determined that each Audit Committee member is independent under the standards of director independence established under our corporate governance policies and the NYSE listing requirements and is also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, the Board of Directors has determined that Stephen Plavin is an “audit committee financial expert,” as defined by SEC rules.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal control over financial reporting and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  Our Company’s independent auditor, Ernst & Young LLP, is responsible for auditing and expressing opinions on the conformity of our Company’s consolidated financial statements with accounting principles generally accepted in the United States, and the effectiveness of our Company’s internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria).

Audit Committee Report

The Audit Committee, with respect to the audit of Omega’s 2011 audited consolidated financial statements, reports as follows:

•	The Audit Committee has reviewed and discussed our 2011 audited consolidated financial statements with Omega’s management;

•
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;

•
The Audit Committee has received written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from Omega;

•
Based on reviews and discussions of Omega’s 2011 audited consolidated financial statements with management and discussions with Ernst & Young LLP, the Audit Committee recommended to the Board of Directors that Omega’s 2011 audited consolidated financial statements be included in our Company’s Annual Report on Form 10-K;

•
The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all service performed by, our Company’s independent auditor. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent accounting firm is required to confirm that the provision of such services does not impair its independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table below were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described herein; and

•	The Committee has also reviewed the services provided by Ernst & Young LLP discussed below and has considered whether provision of such services is compatible with maintaining auditor independence.

Audit Committee of the Board of Directors

Stephen D. Plavin
Harold J. Kloosterman
Edward Lowenthal

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditors

Ernst & Young LLP audited our financial statements for each of the years ended December 31, 2011, 2010 and 2009.  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so.  It is also expected that they will be available to respond to appropriate questions from stockholders at the Annual Meeting.  Approval of our independent auditors is not a matter required to be submitted to stockholders; however, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate practice.

Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our Company’s annual financial statements for the fiscal years 2011 and 2010 and fees billed for other services rendered by Ernst & Young LLP during those periods, all of which were pre-approved by the Audit Committee.

	Year Ended December 31,
	2011	2010
Audit Fees	$780,000	$1,148,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,000	2,000
Total	$782,000	$1,150,000

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered to our Company for the audit of our Company’s annual financial statements for fiscal years 2011 and 2010, the audit of the effectiveness of our Company’s internal control over financial reporting related to Section 404 of the Sarbanes-Oxley Act of 2002 for fiscal years 2011 and 2010, the reviews of the financial statements included in our Company’s Forms 10-Q for fiscal years 2011 and 2010, and services relating to securities and other filings with the SEC, including comfort letters and consents, were approximately $780,000 and $1,148,000, respectively.

Audit Related Fees

Ernst & Young LLP was not engaged to perform services for our Company relating to due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation, or consultation concerning financial accounting and reporting standards for fiscal years 2011 and 2010.

Tax Fees

Ernst & Young LLP was not engaged to perform services to our Company relating to tax compliance, tax planning and tax advice for fiscal years 2011 and 2010, respectively.

All Other Fees

Ernst & Young LLP also billed us approximately $2,000 annually for access to an online accounting research tool in 2011 and 2010.

Determination of Auditor Independence

The Audit Committee considered the provision of non-audit services by our independent auditor and has determined that the provision of such services was consistent with maintaining the independence of Ernst & Young LLP.

Audit Committee’s Pre-Approval Policies

The Audit Committee’s current practice is to pre-approve all audit services and all permitted non-audit services to be provided to our Company by our independent auditor; provided, however, pre-approval requirements for non-audit services are not required if all such services:  (1) do not aggregate to more than five percent of total revenues paid by us to our accountant in the fiscal year when services are provided; (2) were not recognized as non-audit services at the time of the engagement; and (3) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee.

 PROPOSAL 2 — PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR 2012

The Audit Committee has selected Ernst & Young LLP as our Company’s independent auditor for the current fiscal year, and the Board of Directors is asking stockholders to ratify that selection.  Although current law, rules and regulations, as well as the charter of the Audit Committee, require our Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of Ernst & Young LLP for ratification by stockholders as a matter of good corporate governance. However, if the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP.  Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such a change would be in the best interest of us and our stockholders.  Information concerning the services Ernst & Young LLP provided to us can be found beginning on page 38 above.

Voting Required for Approval

The affirmative vote of holders of a majority of all votes cast on the matter is required to ratify the selection of Ernst & Young LLP as our Company’s independent auditor for the current fiscal year.  Accordingly, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on any of these proposals.

Recommendation of the Board

           The Board of Directors and the members of the Audit Committee unanimously recommend a vote FOR the proposal to ratify the selection of Ernst & Young LLP as our independent auditor for the fiscal year 2012.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background on Advisory Vote

Federal legislation (Section 14A of the Exchange Act) requires that we include in this Proxy Statement a non-binding stockholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “Say-on-Pay”).

Our Compensation Program

As described more fully in our CD&A and the related tables and narrative, we design our executive compensation program to reward, retain and, in the case of new hires, attract executives to support our business strategy, achieve our short and long-term goals, and provide continued success for our customers, stockholders, employees and communities. At the core of our executive compensation program is our pay-for-performance philosophy that links competitive levels of compensation to achievements of our overall strategy and business goals, as well as predetermined objectives. We believe our compensation program is strongly aligned with the interests of our stockholders and sound corporate governance principles.

Our Compensation Committee has historically engaged in a comprehensive review of our executive compensation program approximately every three years in connection with establishing the performance goals for multi-year incentive awards and implementing new employment agreements with our named executive officers.  As a result of the most recent such review in 2010, the Compensation Committee implemented a  restructured executive compensation program in late 2010 and early 2011 as described in CD&A above.  The current compensation program and the 2011 awards thereunder were also described in the CD&A included in the Company’s proxy statement for its 2011 annual meeting of stockholders, at which approximately 99% of the votes cast voted to approve the Company’s executive compensation in the advisory “Say-on-Pay” vote.  The Compensation Committee considered these results and believes the voting results reflect strong stockholder support for the Company’s executive compensation. As such, the Company did not materially change its approach to executive compensation in 2011.

We urge you to read the CD&A section of this Proxy Statement and the tables and narrative for the details on the Company’s executive compensation, including the 2011 compensation of our named executive officers in accordance with the compensation program that was implemented in January 2011.

Proposed Vote

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis” section, the compensation tables and the other narrative compensation disclosures.

Because the vote is advisory, it will not be binding upon the Board of Directors, the Compensation Committee or the Company, and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome on this proposal; however, the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

Voting Required for Approval

Approval, on an advisory basis, of the compensation of our named executive officers will be decided by a majority of the votes cast by all stockholders entitled to vote.  Abstentions and broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of the Company’s named executive officers as described in this Proxy Statement.

STOCKHOLDER PROPOSALS

December 26, 2012 is the date by which proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must be received by us for inclusion in our proxy statement and form of proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. If a stockholder wishes to present a proposal at our 2013 annual meeting or to nominate one or more directors and the proposal is not intended to be included in our proxy statement related to that meeting, the stockholder must give advance written notice to us prior to the deadline for such meeting determined in accordance with our Amended and Restated Bylaws, which were attached as Exhibit 3.1 to our Form 8-K filed with the SEC on April 20, 2011 and which became effective upon the conclusion of the 2011 Annual Meeting of Stockholders (our “Amended and Restated Bylaws”).  In general, our Amended and Restated Bylaws provide such notice should be addressed to our Secretary and be received at our principal executive office no fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances.

For purposes of our 2013 Annual Meeting of Stockholders, such notice must be received not later than March 8, 2013 nor earlier than February 7, 2013.  These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.  Our Amended and Restated Bylaws set out specific requirements that such stockholders and written notices must satisfy.  Any stockholder filing a written notice of nomination for director must describe various matters regarding the nominee and the stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the stockholder and beneficial owner, if any. Any stockholder filing a notice to bring other business before a stockholder meeting must include in such the same type of information as well as, among other things, the text of the proposal or business and the reasons therefor, and other specified matters.

EXPENSES OF SOLICITATION

The total cost of this solicitation will be borne by us. In addition to use of the mails, proxies may be solicited by our directors, officers and regular employees of our Company personally and by telephone or facsimile. We may reimburse persons holding shares in their own names or in the names of the nominees for expenses such persons incur in obtaining instructions from beneficial owners of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.

Based solely on our review of forms that were furnished to us and written representations from reporting persons, we believe that the executive officers, directors and more than 10% stockholders complied with all filing requirements under Section 16(a),  In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the SEC.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Notices, and if applicable, proxy materials, with respect to two or more shareholders sharing the same address by delivering a single Notice to the shareholders at that address. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. Some brokers household Notices and proxy materials, if applicable, by delivering a single Notice and proxy materials, if applicable, to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice, or proxy materials, if applicable, or if you are receiving multiple copies of the Notice or proxy materials, if applicable, and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Omega Healthcare Investors, Inc., 200 International Circle, Suite 3500, Hunt Valley, MD 21030, or by calling our Investor Relations Department at 866-99-OMEGA.

OTHER MATTERS

The Board of Directors knows of no other business that may be validly presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote on said matters in accordance with their best judgment.

/s/    C. TAYLOR PICKETT
Chief Executive Officer

April 23, 2012
Hunt Valley, Maryland

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 7, 2012.

OMEGA HEALTHCARE INVESTORS, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 9, 2012
Date: June 7, 2012 **Time:** 10:00 AM
Location: 200 International Circle
Suite 3500
Hunt Valley, MD 21030

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M45974-P24913

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET:* www.proxyvote.com
2) *BY TELEPHONE:* 1-800-579-1639
3) *BY E-MAIL*:* sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 24, 2012 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M45975-P24913

Voting Items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

   Nominees:

   01) Thomas F. Franke
   02) Bernard J. Korman

The Board of Directors recommends you vote FOR the following proposals:

2. Ratification of Independent Auditors Ernst & Young LLP.

3. Advisory Vote to Approve Executive Compensation.

M45976-P24913

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M45972-P24913 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OMEGA HEALTHCARE INVESTORS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Thomas F. Franke
02) Bernard J. Korman

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of Independent Auditors Ernst & Young LLP.	☐	☐	☐
3. Advisory Vote to Approve Executive Compensation.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M45973-P24913

OMEGA HEALTHCARE INVESTORS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert O. Stephenson and Thomas H. Peterson and each of them, as proxies, each with the power to appoint his substitute to represent and to vote as designated on the reverse side, all the shares of common stock of Omega Healthcare Investors, Inc. ("Omega") held of record by the undersigned on April 9, 2012 at the Annual Meeting of Stockholders to be held on June 7, 2012 or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no specification is made, this Proxy will be voted (i) FOR the election of directors, (ii) FOR the ratification of the selection of Ernst & Young LLP as our independent auditor and (iii) FOR the approval of the Company's executive compensation.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment thereof.

Continued and to be signed on reverse side